Computershare Trust Company of Canada

Stock Transfer Services

Montreal Trust Centre

510 Burrard Street

Vancouver, British Columbia

Canada V6C 3B9

Tel: (604) 661-9400

Fax: (604) 669-1548

 September 17, 2003

 To:     All Applicable Commissions & Exchanges

 Dear Sirs:

 Subject:        Derek Oil & Gas Corporation

 We confirm that the following material was sent by pre-paid mail on September 17, 2003, to the registered shareholders of Common shares of the subject Corporation:

1.

Notice of Annual General Meeting / Information Circular / Quarterly Report Form 51 -901 F for the quarter ended April 30, 2003 including Consolidated Financial Statements for the years ended April 30, 2003, 2002 and 2001 / Schedule B : Supplementary Information 1 Schedule C Management Discussion

2.

Proxy

3.

Supplemental Mailing List Return Card

4.

Return Envelope

We further confirm that copies of the above mentioned material were sent by courier to each intermediary holding shares of the Corporation who responded to the search procedures pursuant to Canadian Securities Administrators' National Instrument 54-1 01 regarding communication with Beneficial Owners of Securities of a Reporting Issuer.

In compliance with regulations made under the Securities Act, we are providing this material to you in our capacity as agent for the subject Corporation.

Yours truly,

COMPUTERSHARE TRUST COMPANY OF CANADA

"Karen Patrus"

Assistant Account Manager

Stock Transfer Services

Telephone: (604) 661-9504

 Fax:           (604) 683-3694